Exhibit 5.1

The Directors	D +44 1534 514239
Wise Group plc	E Raulin.Amy@ogier.com
3rd Floor
44 Esplanade
St. Helier	Reference:
JE4 9WG	RAA/MKW/513839.00001
Jersey

11 May 2026

Dear Directors

Wise Group plc (the Company) – Registration of Plan Shares under the US Securities Act of 1933, as amended (the Securities Act)

1.	Background

1.1

In connection with the registration statement on Form S-8 (the Registration Statement) filed by the Company today with the US Securities and Exchange Commission pursuant to the Securities Act, you have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration by the Company under the Securities Act of the Plan Shares (as defined below) each authorized for issuance pursuant to and in accordance with the terms contained in the following documents (the Documents):

(a)	the Equity Incentive Plan with Non-Employee Sub-Plan adopted by the Company on 8 April 2026 (the 2026 Plan);

(b)

the Replacement Award Deed dated 8 May 2026 made between the Company and the Award Holders (as defined therein) in respect of the grant of certain Replacement Awards thereunder (the Replacement Award Deed); and

(c)

the Replacement Option Certificate dated 8 May 2026 made between the Company and the Option Holders (as defined therein) in respect of the grant of certain Replacement Options thereunder (the Replacement Option Certificate).

Ogier (Jersey) LLP
44 Esplanade	Partners
St Helier Jersey JE4 9WG T +44 1534 514000 F +44 1534 514444	Raulin Amy James Angus James Campbell Richard Daggett Simon Dinning Damian Evans Michael Evans James Fox Amy Garrod	Jonathan Hughes Richard Laignel Niamh Lalor Kate McCaffrey Edward Mackereth Bruce MacNeil Katharine Marshall Matt McManus Rebecca McNulty	Alexandra O’Grady Oliver Passmore Nathan Powell Sophie Reguengo Oliver Richardson Bruce Scott Henry Wickham Nicholas Williams
ogier.com	Josephine Howe	Steven Meiklejohn

Registered as a limited liability partnership in Jersey. Registered number 99.

1.2

The Options, SARs, Restricted Share Awards, Performance Awards, and Other Awards subject to and as defined in the 2026 Plan, and the Replacement Awards subject to and as defined in the Replacement Award Deed, and Replacement Options subject to and as defined in the Replacement Option Certificate being collectively referred to herein as the Securities. Under the relevant Plan (as defined in the Replacement Award Deed) or the 2026 Plan (each an EIP and together the EIPs) the Company has granted and may from time to time grant Securities relating to the Plan Shares.

1.3	In this opinion:

(a)

non-assessable means, in relation to any Plan Shares, that the consideration for which the Company agreed to issue those Plans Shares has been paid in full to the Company, so that no further sum is payable to the Company by any holder of those Plan Shares in respect of the purchase price of those Plan Shares; and

(b)	Plan Shares means:

(i)	in relation to the Replacement Options and the Replacement Awards, an aggregate maximum amount of up to up to 64,626,561 A ordinary shares of $0.01 each in the capital of the Company; and

(ii)	in relation to the Options, SARs, Restricted Share Awards, Performance Awards, and Other Awards:

(A)

commencing on 8 April 2026 and ending on (and including)31 December 2026, an aggregate maximum amount of up to 102,567,200 A ordinary shares of $0.01 each in the capital of the Company (the Initial Reserve); and

(B)

commencing on 1 January 2027 and ending on (and including)1 January 2036, the Initial Reserve will automatically increase annually on 1 January by an amount equal to 10% of the total number of all issued shares in the capital of the Company as at the preceding 31 December, unless the board of directors of the Company determines prior to 1 January of a given year to provide that the increase for such year will be a lesser number of A ordinary shares of $0.01 each in the capital of the Company, pursuant to the memorandum of association of the Company in force as at the date hereof, an aggregate maximum amount of up to 620,888,326 A ordinary shares of $0.01 each in the capital of the Company.

2	Documents examined

2.1	For the purposes of giving this opinion, we have examined and relied upon such documents as we deem appropriate, including the following documents:

(a)	the Registration Statement;

(b)	the memorandum and articles of association of the Company in force as at the date hereof (the M&A);

(c)	the Documents;

(d)	the Plans (as defined in the Replacement Award Deed);

(e)

minutes of a meeting of the board of directors of the Company held on 8 April 2026, which include (without limitation) the directors approving and/or ratifying the Documents and the preparation and filing of the Registration Statement;

(f)	the certificate of incorporation of the Company;

(g)

a consent to issue shares dated 17 June 2025 issued to the Company by the Jersey Financial Services Commission (the Commission) under the Control of Borrowing (Jersey) Order 1958, as amended (COBO) (the Article 2 Consent);

(h)

a consent to issue share options pursuant to the Documents dated 29 April 2026 issued to the Company by the Commission under COBO (the Article 4 Consent and together with the Article 2 Consent, the COBO Consents); and

(i)

a consent to circulate a UK prospectus dated 10 April 2026 (effective on and from 13 April 2026) issued to the Company by the Commission under the Companies (General Provisions) (Jersey) Order 2002, as amended (the GPO Consent).

2.2

For the purposes of this opinion, we have, with the consent of the Company, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

2.3	For the purposes of this opinion, we have not:

(a)

examined any other document relating to the EIPs or the Securities (including, without limitation, any document incorporated by reference in, or otherwise referred to in, the Documents, Plans, and/or Registration Statement); and

(b)	undertaken any exercise that is not described in this opinion and, in particular, we have not conducted any searches or enquiries in relation to the Company at any public office or registry in Jersey.

3	Assumptions

For the purposes of this opinion, we have assumed:

(a)

that the Plans have been properly adopted and duly authorised by Wise plc and that each EIP has been, and will at all times be, (i) operated in accordance with its rules and (ii) legal, valid, binding and enforceable in accordance with its terms;

(b)

that all existing or future Plan Shares to be issued or transferred under any EIPs have or will be duly authorised by the board of directors of the Company (or a duly authorised committee thereof or a duly authorised person or persons appointed by the board of directors as an administrator of the EIPs) and issued or transferred in accordance with the M&A;

(c)	the authenticity, accuracy, completeness and conformity to original documents of all copy documents, memoranda, extracts and certificates of officers of the Company examined by us;

(d)	that the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

(e)

the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this Opinion and that (where relevant) such certificates would be accurate if they have been given as of the date hereof;

(f)

that in approving the Company’s entry into the Documents and the transactions contemplated by them, the directors of the Company were acting in the best interests of the Company and for a proper purpose;

(g)	that words and phrases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

(h)	that no other event occurs after the date hereof which would affect the opinions herein stated;

(i)	that there is no provision of the law or regulation of any jurisdiction other than Jersey which would have any adverse implication in relation to the opinion expressed hereunder; and

(j)	there have been no amendments made to the COBO Consents and GPO Consent.

4	Opinion

As a matter of Jersey law, and on the basis of and subject to the foregoing and the qualifications below, we are of the opinion that, in relation to the Plan Shares to be allotted and issued, or transferred, to a participant under the relevant EIP in settlement of the that participant’s award, upon the:

(a)	receipt in full by the Company of all amounts payable by a relevant participant under an EIP in respect of that participant’s award;

(b)	execution of any relevant share transfer form in respect of any Plan Shares being transferred to a participant (if applicable); and

(c)	entry of the name of that participant as the holder of those Plan Shares in the register of members of the Company,

those Plan Shares will be validly issued, fully paid and non-assessable and, in respect of any transfer of Plan Shares in satisfaction of an award, validly transferred.

5	Qualifications

This Opinion is subject to the following qualification:

(a)

the obligations of the Company under, or in respect of, the Plan Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

6	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (to any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of the Opinion that might affect the opinions expressed herein.

6.4

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Ogier

Ogier (Jersey) LLP